Exhibit 99.1
Merrill Lynch & Co., Inc.
Reconciliation of “Non-GAAP” Measures
Merrill Lynch adopted Statement of Financial Accounting Standards No. 123 (as revised in 2004) for stock-based employee compensation during the first quarter of 2006. Additionally, as a result of a comprehensive review of the retirement provisions in its stock-based compensation plans, Merrill Lynch also modified the retirement eligibility requirements of existing stock awards in order to facilitate transition to more stringent retirement eligibility requirements for future stock awards. These modifications and the adoption of the new accounting standard required Merrill Lynch to accelerate the recognition of compensation expenses for affected stock awards, resulting in the “one-time compensation expenses.” These changes represent timing differences and are not economic in substance. Management believes that while the results excluding the one-time expenses are considered “non-GAAP” measures, they depict the operating performance of the company more clearly and enable more appropriate period-to-period comparisons.
Unaudited Earnings Summary

(in millions, except per share amounts)

	For the Three Months Ended March 31, 2006			For the Six Months Ended June 30, 2006

	Excluding	Impact of		Excluding	Impact of
	One-time	One-time		One-time	One-time
	Compensation	Compensation	GAAP	Compensation	Compensation	GAAP
	Expenses	Expenses	Basis	Expenses(1)	Expenses(1)	Basis

Net Revenues	$7,962	$-	$7,962	$16,120	$-	$16,120

Non-Interest Expenses
Compensation and benefits	3,991	1,759	5,750	7,971	1,759	9,730
Non-compensation expenses	1,619	-	1,619	3,448	-	3,448

Total Non-Interest Expenses	5,610	1,759	7,369	11,419	1,759	13,178

Earnings Before Income Taxes	2,352	(1,759)	593	4,701	(1,759)	2,942
Income Tax Expense	700	(582)	118	1,416	(582)	834

Net Earnings	$1,652	$(1,177)	$475	$3,285	$(1,177)	$2,108

Preferred Stock Dividends	$43	$-	$43	$88	$-	$88

Net Earnings Applicable to Common Stockholders	$1,609	$(1,177)	$432	$3,197	$(1,177)	$2,020

Earnings Per Common Share
Basic	$1.83	$(1.34)	$0.49	$3.63	$(1.35)	$2.28
Diluted	$1.65	$(1.21)	$0.44	$3.28	$(1.21)	$2.07
Average Shares Used in Computing Earnings Per Common Share
Basic	878.0	5.7	883.7	881.7	2.9	884.6
Diluted	975.4	5.7	981.1	974.4	2.8	977.2

Financial Ratios (unaudited)

(in millions)

	For the Three Months Ended		For the Six Months Ended
	March 31, 2006		June 30, 2006

	Excluding		Excluding
	One-time		One-time
	Compensation	GAAP	Compensation	GAAP
	Expenses	Basis	Expenses(1)	Basis

Compensation and benefits(a)	$3,991	$5,750	$7,971	$9,730
Net Revenues(b)	7,962	7,962	16,120	16,120
Ratio of compensation and benefits to net revenues(a)/(b)	50.1%	72.2%	49.4%	60.4%

Income Tax Expense(a)	$700	$118	$1,416	$834
Earnings Before Income Taxes(b)	2,352	593	4,701	2,942
Effective Tax Rate(a)/(b)	29.8%	19.9%	30.1%	28.3%

Earnings Before Income Taxes(a)	$2,352	$593	$4,701	$2,942
Net Revenues(b)	7,962	7,962	16,120	16,120
Pre-tax Profit Margin(a)/(b)	29.5%	7.4%	29.2%	18.3%

Average Common Equity	$33,800	$33,800	$33,831	$33,831
Average impact of one-time compensation expenses	(145)	-	(145)	-

Average Common Equity(a)	33,655	33,800	33,686	33,831
Annualized Net Earnings Applicable to Common Stockholders(b)	6,436	1,728	6,394	4,040
Annualized Return on Average Common Equity(b)/(a)	19.1%	5.1%	19.0%	11.9%

(1)	For purposes of comparison with previously published results, data excluding the impact of the one-time compensation expenses for the first six months of 2006 assumes the impact of the one-time compensation expenses is limited to the first quarter of 2006.

Segment Data (unaudited)

(dollars in millions)

						For the Six
	For the Three Months Ended			Percent Inc/ (Dec)		Months Ended

	June 30,	March 31,	July 1,	2Q06 vs.	2Q06 vs.	June 30,	July 1,	Percent
	2006	2006	2005	1Q06	2Q05	2006	2005	Inc/ (Dec)

Global Markets & Investment Banking Global Markets
Debt Markets	$1,725	$2,091	$1,606	(18)%	7%	$3,816	$3,268	17%
Equity Markets	1,877	1,573	1,022	19	84	3,450	1,993	73

Total Global Markets net revenues	3,602	3,664	2,628	(2)	37	7,266	5,261	38
Investment Banking(1)
Origination:
Debt	367	395	374	(7)	(2)	762	656	16
Equity	315	237	223	33	41	552	465	19
Strategic Advisory Services	296	257	214	15	38	553	374	48

Total Investment Banking net revenues	978	889	811	10	21	1,867	1,495	25

Total net revenues(a)	4,580	4,553	3,439	1	33	9,133	6,756	35

Pre-tax earnings	1,493	212	1,098	604	36	1,705	2,222	(23)
Impact of one-time compensation expenses	-	1,369	-	(100)	N/M	1,369	-	N/M

Pre-tax earnings excluding one-time compensation expenses(b)	1,493	1,581	1,098	(6)	36	3,074	2,222	38
Pre-tax profit margin	32.6%	4.7%	31.9%			18.7%	32.9%
Pre-tax profit margin excluding one-time compensation expenses(b)/(a)	32.6%	34.7%	31.9%			33.7%	32.9%

Global Private Client
Fee-based revenues	$1,533	$1,458	$1,286	5	19	$2,991	$2,557	17
Transactional and origination revenues	902	899	786	0	15	1,801	1,643	10
Net interest profit and related hedges(2)	554	527	420	5	32	1,081	821	32
Other revenues	56	55	76	2	(26)	111	150	(26)

Total net revenues(a)	3,045	2,939	2,568	4	19	5,984	5,171	16

Pre-tax earnings	701	365	457	92	53	1,066	967	10
Impact of one-time compensation expenses	-	281	-	(100)	N/M	281	-	N/M

Pre-tax earnings excluding one-time compensation expenses(b)	701	646	457	9	53	1,347	967	39
Pre-tax profit margin	23.0%	12.4%	17.8%			17.8%	18.7%
Pre-tax profit margin excluding one-time compensation expenses(b)/(a)	23.0%	22.0%	17.8%			22.5%	18.7%

Merrill Lynch Investment Managers
Total net revenues(a)	$630	$570	$405	11	56	$1,200	$818	47
Pre-tax earnings	240	113	121	112	98	353	248	42
Impact of one-time compensation expenses	-	109	-	(100)	N/M	109	-	N/M

Pre-tax earnings excluding one-time compensation expenses(b)	240	222	121	8	98	462	248	86
Pre-tax profit margin	38.1%	19.8%	29.9%			29.4%	30.3%
Pre-tax profit margin excluding one-time compensation expenses(b)/(a)	38.1%	38.9%	29.9%			38.5%	30.3%

Corporate
Total net revenues	$(97)	$(100)	$(93)	3	(4)	$(197)	$(194)	(2)
Pre-tax earnings	(85)	(97)	(81)	12	(5)	(182)	(173)	(5)

Total
Total net revenues(a)	$8,158	$7,962	$6,319	2	29	$16,120	$12,551	28
Pre-tax earnings	2,349	593	1,595	296	47	2,942	3,264	(10)
Impact of one-time compensation expenses	-	1,759	-	(100)	N/M	1,759	-	N/M

Pre-tax earnings excluding one-time compensation expenses(b)	2,349	2,352	1,595	(0)	47	4,701	3,264	44
Pre-tax profit margin	28.8%	7.4%	25.2%			18.3%	26.0%
Pre-tax profit margin excluding one-time compensation expenses(b)/(a)	28.8%	29.5%	25.2%			29.2%	26.0%

N/M = Not Meaningful

(1)	A portion of Origination revenue is recorded in the Global Private Client segment.
(2)	Includes interest component of non-qualifying derivatives which are included in Other Revenues.